October 8, 2019

Daniel Allen
Principal Executive Officer
Blue Line Protection Group, Inc.
5765 Logan Street
Denver, CO 80216

       Re: Blue Line Protection Group, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed April 16, 2019
           Form 10-Q for the Quarterly Period Ended June 30, 2019
           Filed August 16, 2019
           File No. 000-52942

Dear Mr. Allen:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services
cc:    accounting@bluelineprotectiongroup.com